Exhibit 4.1

AMBASSADORS INTERNATIONAL, INC.

10% SENIOR SECURED NOTES DUE 2012

___________

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 23, 2010

___________

WILMINGTON TRUST FSB

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 23, 2010 (this “Supplemental Indenture”), among AMBASSADORS INTERNATIONAL, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to below), and WILMINGTON TRUST FSB, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have entered into that certain Indenture, dated as of November 13, 2009 (the “Indenture”), providing for the issuance of the Company’s 10% Senior Secured Notes due 2012 (the “Securities”);

WHEREAS, on November 13, 2009, the Company issued $17,975,900 aggregate principal amount of the Securities pursuant to the Indenture;

WHEREAS, Section 902 of the Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities then outstanding voting as a single class (the “Required Holders”), the Company and the Trustee may enter into a supplemental indenture amending the Indenture (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 902 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the board of directors of the Company;

WHEREAS, the Company has received the consent of the Required Holders and has satisfied all other conditions precedent and covenants, if any, provided for in the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture, all as certified by an Officer’s Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 903 of the Indenture; and

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture (i) an Opinion of Counsel relating to this Supplemental Indenture and the Intercreditor Agreement (as defined herein), (ii) the Officer’s Certificate referred to in the immediately preceding recital, (iii) a certified copy of the Board Resolution authorizing the Company to execute this Supplemental Indenture and (iv) a copy of the Waiver and Consent Agreement, dated as of March 23, 2010 between the Company and certain Holders of the Securities, in each case, as contemplated by Section 903 of the Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

SECTION 1.1  Amendments to Certain Definitions in Section 101.

(a)           “Intercreditor Agreement”.  The definition of “Intercreditor Agreement” in Section 101 of the Indenture is hereby amended and restated in its entirety to read as follows:

‘“Intercreditor Agreement” means either (i) the Intercreditor Agreement, dated as of March 23, 2010, by and among Law Debenture Trust Company of New York, as first lien agent, the Trustee, as second lien agent, Wind Star Limited, Wind Spirit Limited, Degrees Limited, Ambassadors International, Inc., and the other grantors party thereto, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time in accordance with the provisions thereof or (ii) any other intercreditor agreement entered into on or after the date of this Indenture between the WCF Administrative Agent and the Trustee, containing the intercreditor terms set forth in Schedule A (or containing such other terms that have been approved by Holders representing a majority in aggregate principal amount of the Outstanding Securities, by Act of such Holders), as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time in accordance with the provisions thereof (as described in Schedule A).’

(b)           “Permitted Liens”. The definition of “Permitted Liens” in Section 101 of the Indenture is hereby amended by substituting a comma for the word “and” immediately prior to clause (xxvi) of such definition and by adding the following new language at the end of such definition:

“and (xxvii) Liens on deposit accounts in favor of credit card processing companies for chargebacks, credits, fees and adjustments.”

(c)           “Working Capital Facility.”  The definition of “Working Capital Facility” in Section 101 of the Indenture is hereby amended and restated in its entirety to read as follows:

‘“Working Capital Facility” means a loan agreement or similar credit facility to be entered into between the Company and one or more financial institutions party thereto, providing for any of revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as the same may be amended, supplemented, replaced, refinanced, renewed, extended or restated from time to time, provided that the total amount which may be borrowed pursuant to the Working Capital Facility and any such amendment, supplement, replacement, refinancing, renewal, extension or restatement is limited to an amount at any one time outstanding (including any sublimits for letters of credit) not in excess of $15 million in the aggregate, plus, to the extent permitted by the Intercreditor Agreement, any increase in principal resulting from the amount of any interest, fees or other amounts in respect thereof that are capitalized as principal.’

(d)           “First Supplemental Indenture.”  The following new definition is hereby inserted in Section 101 in proper alphabetical order:

‘“First Supplemental Indenture” means the First Supplemental Indenture dated as of March 23, 2010 among the Company, the Subsidiary Guarantors and the Trustee, amending this Indenture in accordance with Section 902 hereof.’

SECTION 1.2   Amendment to Section 1008.

Clause (1) of Section 1008 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Debt under any Working Capital Facility in an aggregate principal amount at any one time outstanding not to exceed $15 million (plus, to the extent permitted by the Intercreditor Agreement, any increase in principal resulting from the amount of any interest, fees or other amounts in respect thereof that are capitalized as principal), provided that, upon establishment of such Working Capital Facility, the WCF Administrative Agent and the Trustee shall enter into an Intercreditor Agreement.”

SECTION 1.3  Amendment of Section 1405.

The second sentence of subsection (f) of Section 1405 of the Indenture is hereby amended (i) by inserting, after the word “satisfied”, the phrase “or waived by Holders representing at least a majority in aggregate principal amount of the Securities then Outstanding and the Trustee” and (ii) by deleting the parenthetical phrase “(as contemplated by Schedule A hereto)” and substituting “(as contemplated by the Intercreditor Agreement)”.

SECTION 1.4  Amendment of Section 1409.

Section 1409 of the Indenture is hereby amended by adding the following new paragraph at the end thereof:

“For the avoidance of doubt and for purposes of clarity, at all times when an Intercreditor Agreement is in effect, the Liens and security interests granted to the Trustee pursuant to the Security Documents, and the exercise of any right or remedy by the Trustee under this Indenture, the Security Documents, the Securities, any Guarantee of the Securities or any other agreement relating to this Indenture or the Securities, are subject to the provisions of the Intercreditor Agreement.  In the event of a conflict between the terms of the Intercreditor Agreement and this Indenture, the Security Documents, the Securities, any Guarantee of the Securities or any other agreement relating to this Indenture or the Securities, the terms of the Intercreditor Agreement will control.  The Trustee (i) shall take (and is hereby authorized to take) all actions that are required by the terms of the Intercreditor Agreement to be taken by the Trustee and (ii) shall not take any action that is prohibited by the terms of the Intercreditor Agreement to be taken by the Trustee.  If, at a time when an Intercreditor Agreement is in effect, any Lien in any Collateral securing this Indenture or any Guarantee of the Securities is required to be released under the terms of the Intercreditor Agreement, such Lien in the Collateral securing this Indenture or such Guarantee shall be released as provided in the Intercreditor Agreement and the Company shall promptly notify the Trustee of such required release, describing the Collateral and/or Guarantee to be so released, and deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, if requested by the Trustee, and any opinion required by Section 1405(e) of this Indenture, so that the Trustee can comply with its obligations under the Intercreditor Agreement.”

SECTION 1.5  Schedule A.

Attached as Schedule A to this Supplemental Indenture is the form of Intercreditor Agreement to be entered into among the Company, the Subsidiary Guarantors, the Trustee and Law Debenture Trust Company of New York, as agent for the lenders under the Working Capital Facility to be provided by Whippoorwill Associates (and/or certain funds managed by it) and its successors and any other lenders parties thereto.

ARTICLE II

MISCELLANEOUS PROVISIONS

SECTION 2.1   Indenture.

Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and the Trustee, the Company, each Subsidiary Guarantor and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 107 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 2.2  Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.3  Capitalized Terms.

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2.4  Effect of Headings.

The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

SECTION 2.5  Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor any Agent, assumes any responsibility for their correctness. The Trustee makes no representation as to, and shall not be responsible in any manner for or in respect of, the validity or sufficiency of this Supplemental Indenture.

SECTION 2.6  Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection or indemnity to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.7  Governing Law.

This Supplemental Indenture, the Securities and the Subsidiary Guarantees endorsed thereon shall be governed by and construed in accordance with the laws of the State of New York (other than principles of conflicts of law to the extent that application of the laws of a jurisdiction other than the State of New York would be required thereby).

SECTION 2.8  Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.9  Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Supplemental Indenture by the Trustee shall bind its successors and assigns, whether so expressed or not.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as or the day and year written above.

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Mark Detillion
	Name:	Mark Detillion
	Title:	Chief Financial Officer, Treasurer and Secretary

AMBASSADORS CRUISE GROUP, LLC
MQ BOAT, LLC
DQ BOAT, LLC
CONTESSA BOAT, LLC
CQ BOAT, LLC
AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC
AMERICAN WEST STEAMBOAT COMPANY LLC
QW BOAT COMPANY LLC
AMBASSADORS INTERNATIONAL MARSHALL ISLANDS, LLC
AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC
AMBASSADORS INTERNATIONAL INVESTMENTS, LLC
WINDSTAR SAIL CRUISES LIMITED
WIND STAR LIMITED
WIND SPIRIT LIMITED
DEGREES LIMITED Each as Subsidiary Guarantor

By:	/s/ Mark Detillion
	Name:	Mark Detillion
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

WILMINGTON TRUST FSB

By:	/s/ Michael G. Oller, Jr.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President

SCHEDULE A

Intercreditor Agreement

SCHEDULE A

Intercreditor Agreement

Law Debenture Trust Company of New York,
as First Lien Agent

WILMINGTON TRUST FSB,
as Second Lien Agent

WIND STAR LIMITED
WIND SPIRIT LIMITED
DEGREES LIMITED

AMBASSADORS INTERNATIONAL, INC.

THE OTHER GRANTORS PARTY HERETO

March 23, 2010

CONTENTS

INDEX OF DEFINED TERMS

PARTIES			1

BACKGROUND			1

AGREEMENT			2
1	Priorities		2
	1.1	Seniority of Liens Securing First Lien Obligations	2
	1.2	[Intentionally Omitted]	3
	1.3	First Lien Obligations and Second Lien Obligations	3
	1.4	Claimholders	5
	1.5	First and Second Lien Collateral to be Identical	5
	1.6	Pledged Collateral	6
	1.7	Limitations on Duties and Obligations	8
	1.8	Prohibition on Contesting Liens; No Marshaling	10
	1.9	Confirmation of Subordination in Second Lien Collateral Documents	10
	1.10	Release of Liens or Guaranties	11
	1.11	Subordination of Liens Securing Excess First Lien Obligations	13
2	Modification of Obligations		14
	2.1	Permitted Modifications	14
	2.2	Modifications Requiring Consent	14
	2.3	Parallel Modifications to Second Lien Obligations	17
	2.4	Notice of Modifications	17
3	Enforcement		18
	3.1	Who May Exercise Remedies	18
	3.2	Manner of Exercise	20
	3.3	Specific Performance	21
	3.4	Notice of Exercise	21
4	Payments		22
	4.1	Application of Proceeds	22
	4.2	Insurance	22
	4.3	Payment Turnover	23
	4.4	Refinancing after Discharge of First Lien Obligations	23
5	Purchase of First Lien Obligations by Second Lien Claimholders		24
	5.1	Purchase Right	24
	5.2	Purchase Notice	26
	5.3	Purchase Price	27
	5.4	Purchase Closing	27
	5.5	Actions after Purchase Closing	27
	5.6	No Recourse or Warranties; Defaulting Creditors	28
6	Insolvency Proceedings		28
	6.1	Use of Cash Collateral and DIP Financing	28
	6.2	Sale of Collateral	33
	6.3	Relief from the Automatic Stay	34
	6.4	Adequate Protection	34
	6.5	First Lien Objections to Second Lien Actions	36
	6.6	Avoidance; Reinstatement of Obligations	36
	6.7	Reorganization Securities	37
	6.8	Post-Petition Claims	37
	6.9	Waivers	38
	6.10	Separate Grants of Security and Separate Classification	38
	6.11	Effectiveness in Insolvency Proceedings	38
7	Miscellaneous		38
	7.1	Conflicts	39
	7.2	No Waivers; Remedies Cumulative; Integration	39
	7.3	Effectiveness; Severability; Termination	40
	7.4	Modifications of this Agreement	40
	7.5	Information Concerning Financial Condition of Parent and its Subsidiaries	41
	7.6	No Reliance	41
	7.7	No Warranties; Independent Action	41
	7.8	Subrogation	42
	7.9	Applicable Law; Jurisdiction; Service	42
	7.10	WAIVER OF JURY TRIAL	43
	7.11	Notices	43
	7.12	Further Assurances	44
	7.13	Successors and Assigns	44
	7.14	Authorization	44
	7.15	No Third Party Beneficiaries	44
	7.16	No Indirect Actions	45
	7.17	Counterparts	45
	7.18	Original Grantors, Additional Grantors	46
	7.19	Limitation on Certain Waivers	46
8	Definitions		46
	8.1	Defined Terms	46
	8.2	Usages	54

INDEX OF DEFINED TERMS

Affiliate, 47	Non Conforming DIP Financing, 52
Agreement, 2, 47, 53	Obligations, 52
Assignment Agreement, 26, 47	Parent, 1, 52
Bankruptcy Code, 47	Party, 52
Bankruptcy Law, 47	Person, 52
Business Day, 47	PIK Payments, 52
Collateral, 48	Pledged Collateral, 7
Defaulting Creditor, 29, 48	Post-Petition Claims, 53
DIP Financing, 48	Proceeds, 53
DIP Participating Creditors, 32	Purchase Date, 27, 53
DIP Participation Notice, 32	Purchase Event, 25, 53
DIP Participation Offer Notice, 31	Purchase Notice, 27, 53
DIP Participation Option Exercise Period, 32	Purchase Obligations, 26, 53
DIP Proposing Creditors, 31	Purchase Option Exercise Period, 26, 53
Discharge of First Lien Obligations, 48	Purchase Option Period, 27, 53
Disposition, 48	Purchase Price, 27, 53
Enforcement Action, 48	Purchasing Creditors, 27, 53
Equity Interest, 49	Recovery, 37
Excess First Lien Obligations, 13, 49	Refinance, 53
First Lien Agent, 1, 49	Second Lien Adequate Protection Payments, 36, 53
First Lien Borrowers, 1	Second Lien Agent, 1, 54
First Lien Cap, 49	Second Lien Borrowers, 54
First Lien Claimholders, 5, 49	Second Lien Claimholders, 5, 54
First Lien Collateral, 50	Second Lien Collateral, 54
First Lien Collateral Documents, 50	Second Lien Collateral Documents, 54
First Lien Credit Agreement, 1, 50	Second Lien Holders, 54
First Lien Lenders, 50	Second Lien Indenture, 1, 54
First Lien Loan Documents, 50	Second Lien Note Documents, 54
First Lien Obligations, 3, 51	Second Lien Notes, 1, 54
Governmental Authority, 51	Second Lien Obligations, 4, 55
Grantor, 1, 51	Special Second Lien Majority, 55
Guarantor Subsidiaries, 1, 51	Standstill Period, 19, 55
Indebtedness, 51	Subsidiary, 55
Insolvency Proceeding, 51	UCC, 55
Lien, 51	Whippoorwill Entities, 55
Modify, 52	Whippoorwill First Lien Claimholders, 5, 55
New Agent, 24, 52

INTERCREDITOR AGREEMENT

MARCH 23, 2010

PARTIES

●           Law Debenture Trust Company of New York, as collateral agent for the holders of the First Lien Obligations defined below (in such capacity, First Lien Agent)

●           Wilmington Trust FSB, as collateral agent for the holders of the Second Lien Obligations defined below (in such capacity, Second Lien Agent)

●           Degrees Limited, Wind Star Limited, and Wind Spirit Limited (collectively, First Lien Borrowers)

●           Ambassadors International, Inc. (Parent)

●           The Guarantor Subsidiaries (as defined below).

BACKGROUND

First Lien Borrowers, Parent, Guarantor Subsidiaries, certain lenders and agents, and First Lien Agent have entered into that certain Credit and Guaranty Agreement (First Lien Credit Agreement) dated the date hereof providing for a revolving credit facility and term loan.

Parent, certain Subsidiary guarantors, and Second Lien Agent have entered into an Indenture (Second Lien Indenture) dated November 13, 2009, as amended and supplemented by the First Supplemental Indenture dated as of the date hereof, pursuant to which Parent issued 10% senior secured notes (Second Lien Notes).

Parent has guaranteed the First Lien Obligations, and has agreed to cause certain of its current and future Subsidiaries (the Guarantor Subsidiaries) to guarantee the First Lien Obligations and the Second Lien Obligations.

Each of the First Lien Borrowers, Parent and the Guarantor Subsidiaries, and each other Person that executes and delivers a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent) is a Grantor.

The First Lien Obligations and the Second Lien Obligations are secured by Liens on substantially all the assets of Parent, First Lien Borrowers and Guarantor Subsidiaries.

The Parties desire to set forth in this Intercreditor Agreement (this Agreement) their rights and remedies with respect to the Collateral securing the First Lien Obligations and the Second Lien Obligations.

AGREEMENT

1  PRIORITIES

1.1    Seniority of Liens Securing First Lien Obligations

(a)           A Lien on Collateral securing any First Lien Obligation that is not an Excess First Lien Obligation will at all times be senior and prior in all respects to a Lien on such Collateral securing any Second Lien Obligation, and a Lien on Collateral securing any Second Lien Obligation will at all times be junior and subordinate in all respects to a Lien on such Collateral securing any First Lien Obligation that is not an Excess First Lien Obligation.

(b)           A Lien on Collateral securing any First Lien Obligation that is an Excess First Lien Obligation will at all times be junior and subordinate  in all respects to a Lien on such Collateral securing any Second Lien Obligation, and a Lien on Collateral securing any Second Lien Obligation will at all times be senior and prior in all respects to a Lien on such Collateral securing any First Lien Obligation that is an Excess First Lien Obligation.

(c)           Except as otherwise expressly provided herein, the priority of the Liens securing First Lien Obligations and the rights and obligations of the Parties will remain in full force and effect irrespective of

(1)           how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise),

(2)           the time, manner, or order of the grant, attachment, or perfection of a Lien,

(3)           any conflicting provision of the UCC or other applicable law,

(4)           any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a First Lien Loan Document or a Second Lien Note Document,

(5)           the modification of a First Lien Obligation or a Second Lien Obligation,

(6)           the modification of a First Lien Loan Document or a Second Lien Note Document,

(7)           the subordination of a Lien on Collateral securing a First Lien Obligation to a Lien securing another obligation of a Grantor or other Person, but only to the extent that such Lien securing such other obligation is permitted under the First Lien Loan Documents as in effect on the date hereof or secures a DIP Financing deemed consented to by the Second Lien Claimholders pursuant to section 6.1.

(8)           the exchange of a security interest in any Collateral for a security interest in other Collateral,

(9)           the commencement of an Insolvency Proceeding, or

(10)           any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation.

1.2    [Intentionally Omitted]

1.3.    First Lien Obligations and Second Lien Obligations

     (a)           First Lien Obligations means all Obligations of the Grantors under

(1)           the First Lien Credit Agreement and the other First Lien Loan Documents,

(2)           the guaranties by Parent and the Guarantor Subsidiaries of the First Lien Borrowers’ Obligations under the First Lien Loan Documents, or

(3)           to the extent not included in the foregoing, any other agreement or instrument granting, or providing for the perfection of, a Lien securing any of the foregoing,

provided that (x) the aggregate principal amount of revolving loans and term loans made under the First Lien Credit Agreement and included in First Lien Obligations and not constituting Excess First Lien Obligations shall not exceed (i) in the case of revolving loans, $5,000,000 and (ii) in the case of terms loans, $10,000,000, in each case in clause (i) and (ii) above plus the amount of any interest (not exceeding an amount of interest that would accrue at the applicable rate provided for in the First Lien Credit Agreement during a period of 365 days), fees or other amounts in respect thereof that may be capitalized as principal (all amounts so capitalized as principal and not payable in cash until maturity of all underlying principal, “PIK Payments”) with the unanimous written consent of the First Lien Claimholders, in each case, as reduced by any permanent reduction in the revolving commitment (accompanied by repayment of all revolving loans in excess of such revolving commitment) and/or any repayment or prepayment of such term loans, respectively, (y) if there is an Insolvency Proceeding, the aggregate additional principal amounts provided as a DIP Financing and included in First Lien Obligations and not constituting Excess First Lien Obligations for purposes of this Agreement shall not exceed $5,000,000 (provided that amounts referred to in clauses (x) may, without duplication, be rolled up as part of (and in addition to the amount referred to in this clause (y) of) any DIP Financing referred to in this clause (y), provided that the aggregate principal amount of such DIP Financing, including such rolled up amounts, included in First Lien Obligations and not constituting Excess First Lien Obligations shall not exceed $20,000,000, plus the amount of any interest (not exceeding an amount of interest that would accrue at the applicable rate provided for in the First Lien Credit Agreement during a period of 365 days), fees or other amounts in respect thereof that may be capitalized as principal with the unanimous written consent of the First Lien Claimholders).

Notwithstanding any other provision hereof, the term “First Lien Obligations” will include all accrued interest, fees, costs and other charges incurred under the First Lien Credit Agreement and the other First Lien Loan Documents, whether incurred before or, to the extent allowable in an Insolvency Proceeding, after commencement of an Insolvency Proceeding.

To the extent that any payment with respect to the First Lien Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

(b)           Second Lien Obligations means all Obligations of the Grantors under

(1)           the Second Lien Notes and the other Second Lien Note Documents, or

(2)           the guaranties by the Guarantor Subsidiaries of Parent’s Obligations under the Second Lien Note Documents, or

(3)           to the extent not included in the foregoing, any other agreement or instrument granting, or providing for the perfection of, a Lien securing any of the foregoing.

Notwithstanding any other provision hereof, the term “Second Lien Obligations” will include accrued interest, fees, costs and other charges incurred under the Second Lien Notes and the other Second Lien Note Documents, whether incurred before or, to the extent allowable in an Insolvency Proceeding, after commencement of an Insolvency Proceeding.

1.4    Claimholders

First Lien Agent and the holders of First Lien Obligations are, together, the First Lien Claimholders. Second Lien Agent and the holders of Second Lien Obligations are, together, the Second Lien Claimholders.  Whippoorwill Entities that are First Lien Claimholders are, together, the Whippoorwill First Lien Claimholders.

1.5    First and Second Lien Collateral to be Identical

(a)           The Parties intend that the First Lien Collateral and the Second Lien Collateral be identical. Accordingly, subject to the other provisions of this Agreement, the Parties will use commercially reasonable efforts to cooperate

(1)           to determine the specific items included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the Liens thereon, and the identity of the Persons having First Lien Obligations or Second Lien Obligations, and

(2)           to make the forms, documents, and agreements creating or evidencing the First Lien Collateral and Second Lien Collateral and the guaranties of the First Lien Obligations and the Second Lien Obligations materially the same, other than with respect to the first and second lien nature of the Liens.

(b)           Until the Discharge of First Lien Obligations, and whether or not an Insolvency Proceeding has commenced, Parent and First Lien Borrowers and the other Grantors will not grant, and will use their best efforts to prevent any other Person from granting, a Lien on any property

(1)           in favor of a First Lien Claimholder to secure the First Lien Obligations unless Parent, First Lien Borrowers, each such other Grantor or such other Person grants (or offers to grant with a reasonable opportunity for the Lien to be accepted) Second Lien Agent a junior Lien on such property to secure the Second Lien Obligations (however, the refusal of Second Lien Agent to accept such Lien will not prevent the First Lien Claimholder from taking the Lien), and

(2)           in favor of a Second Lien Claimholder to secure the Second Lien Obligations unless Parent, First Lien Borrowers, each such other Grantor or such other Person grants (or offers to grant with a reasonable opportunity for the Lien to be accepted) First Lien Agent a senior Lien on such property to secure the First Lien Obligations (however, the refusal of First Lien Agent to accept such Lien will not prevent the Second Lien Claimholder from taking the Lien).

(c)           Subject to section 1.1, “Seniority of Liens Securing First Lien Obligations,” if a Second Lien Claimholder hereafter acquires a Lien on property to secure a Second Lien Obligation where the property is not also subject to a Lien securing the First Lien Obligations, then such Second Lien Claimholder will use commercially reasonable efforts to give First Lien Agent written notice of such Lien no later than 10 Business Days after acquiring such Lien.  If First Lien Agent also obtains a Lien on such property or if such Second Lien Claimholder fails to provide such notice within such 10 Business Day period to First Lien Agent, then such property will be deemed to be Collateral for all purposes hereunder.

Subject to section 1.1, “Seniority of Liens Securing First Lien Obligations,” if a First Lien Claimholder hereafter acquires a Lien on property to secure a First Lien Obligation where the property is not also subject to a Lien securing the Second Lien Obligations, then such First Lien Claimholder will use commercially reasonable efforts to give Second Lien Agent written notice of such Lien no later than 10 Business Days after acquiring such Lien.  If Second Lien Agent also obtains a Lien on such property, then such property will be deemed to be Collateral for all purposes hereunder.

1.6    Pledged Collateral

(a)           If First Lien Agent has any Collateral in its possession or control (such Collateral being the Pledged Collateral), then, subject to section 1.1, “Seniority of Liens Securing First Lien Obligations,” and this section 1.6, First Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Second Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC. In this section 1.6, “control” has the meaning given that term in sections 8-106 and 9-314 of the UCC.

(b)           First Lien Agent will have no obligation to any First Lien Claimholder or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this section 1.6. The duties or responsibilities of First Lien Agent under this section 1.6 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this section 1.6 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations (other than Excess First Lien Obligations) as provided in subsection (d) below.

(c)           Second Lien Agent hereby waives and releases First Lien Agent from all claims and liabilities arising out of First Lien Agent’s role under this section 1.6 as bailee and/or agent for perfection with respect to the Pledged Collateral, except for claims and liabilities arising by reason of First Lien Agent’s fraud or other willful misconduct.

(d)           Upon the Discharge of First Lien Obligations other than Excess First Lien Obligations, First Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty),

(i)           first, to Second Lien Agent if any Second Lien Obligations remain outstanding, and

(ii)           second, to Parent for the benefit of the applicable Grantor,

and will take any other action reasonably requested by Second Lien Agent (provided that Parent shall have provided in advance reimbursement for all expenses of First Lien Agent incurred or to be incurred in connection therewith) in connection with Second Lien Agent obtaining a first-priority interest in the Pledged Collateral.

(e)           If Second Lien Agent at any time has any Pledged Collateral in its possession or control, then, subject to section 1.1, “Seniority of Liens Securing First Lien Obligations,” and this section 1.6, Second Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of First Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC, and will promptly (i) notify First Lien Agent in writing of the Pledged Collateral in Second Lien Agent’s possession or control and (ii) deliver such Pledged Collateral (together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty)) to First Lien Agent to be held and applied in accordance with section 1.6(a), (b), (c) and (d) and any other applicable provisions hereof.

(f)           Second Lien Agent will have no obligation to any First Lien Claimholder or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this section 1.6. The duties or responsibilities of Second Lien Agent under this section 1.6 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this section 1.6 and delivering the Pledged Collateral as provided in subsection (e) above, and in any event upon a Discharge of Second Lien Obligations as provided in subsection (h) below.

(g)           First Lien Agent hereby waives and releases Second Lien Agent from all claims and liabilities arising out of Second Lien Agent’s role under this section 1.6 as bailee and/or agent for perfection with respect to the Pledged Collateral, except for claims arising by reason of Second Lien Agent’s fraud or other willful misconduct.

(h)           Without prejudice to the provisions of section 1.2 or section 1.6(e) and the obligations of the Second Lien Agent and the other Second Lien Claimholders thereunder, upon the Discharge of Second Lien Obligations, Second Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty),

(i)           first, to First Lien Agent if any First Lien Obligations remain outstanding, and

(ii)           second, to Parent,

and will take any other action reasonably requested by First Lien Agent (at the expense of the Parent or, upon default by Parent in payment or reimbursement thereof, First Lien Agent) in connection with First Lien Agent obtaining a first-priority interest in the Pledged Collateral.

1.7    Limitations on Duties and Obligations

(a)           (1)           Except for Second Lien Agent’s obligations under section 1.6, “Pledged Collateral,” First Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the First Lien Collateral, and

(2)           except for First Lien Agent’s obligations under section 1.6, “Pledged Collateral,” Second Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the Second Lien Collateral.

(b)           This Agreement is intended solely to govern the respective payment and Lien priorities as between First Lien Claimholders and Second Lien Claimholders and does not impose on First Lien Agent or Second Lien Agent any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral that would conflict with a prior perfected claim in favor of another Person, an order or decree of a court or other Governmental Authority, or applicable law.

(c)           Except for obligations expressly provided for herein and for obligations under mandatory provisions of applicable law not waivable by contract (all other obligations being hereby waived by Second Lien Claimholders), First Lien Claimholders will have no liability to any Second Lien Claimholder for any action by a First Lien Claimholder with respect to any First Lien Obligations or Collateral, including

(1)           the maintenance, preservation or collection of First Lien Obligations or any Collateral, and

(2)           the foreclosure upon, or the sale, liquidation, maintenance, preservation or other disposition of, any Collateral in accordance with this Agreement and applicable law.

Except for obligations expressly provided for herein and for obligations under mandatory provisions of applicable law not waivable by contract (all other obligations being hereby waived by First Lien Claimholders), Second Lien Claimholders will have no liability to any First Lien Claimholder for any action by a Second Lien Claimholder with respect to any Second Lien Obligations or Collateral, including

(1)           the maintenance, preservation or collection of Second Lien Obligations or any Collateral, and

(2)           the foreclosure upon, or the sale, liquidation, maintenance, preservation or other disposition of, any Collateral in accordance with this Agreement and applicable law.

(d)           First Lien Agent will not have by reason of this Agreement or any other document a fiduciary relationship with any First Lien Claimholder or Second Lien Claimholder.  Second Lien Agent will not have by reason of this Agreement or any other document a fiduciary relationship with any First Lien Claimholder or, except as contemplated by the Second Lien Note Documents, any Second Lien Claimholder. The parties recognize that the interests of First Lien Agent and Second Lien Agent may differ, and each of the First Lien Agent and Second Lien Agent may act in its own interest without taking into account the interests of any Second Lien Claimholder or First Lien Claimholder, respectively, except for and subject to their obligations hereunder.

1.8    Prohibition on Contesting Liens; No Marshaling

(a)           First Lien Agent will not contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a Second Lien Obligation, but nothing in this section 1.8 will impair the rights of any First Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations or the provisions for exercise of remedies or turnover of Collateral or proceeds thereof as provided herein.

(b)           Second Lien Agent will not contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a First Lien Obligation, but nothing in this section 1.8 will impair the rights of any Second Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the Second Lien Obligations, or the provisions for exercise of remedies or turnover of Collateral or proceeds thereof, as provided herein upon the Discharge of First Lien Obligations.

(c)           Until the Discharge of First Lien Obligations other than Excess First Lien Obligations, Second Lien Agent will not assert any marshaling or, to the extent assertion thereor would hinder or delay an Enforcement Action by First Lien Agent, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

1.9    Confirmation of Subordination in Second Lien Collateral Documents

Parent will cause the Second Lien Indenture to include the following language (or language to similar effect approved by First Lien Agent) and any other language First Lien Agent reasonably requests to reflect the subordination of the Lien:

“For the avoidance of doubt and for purposes of clarity, at all times when an Intercreditor Agreement is in effect, the Liens and security interests granted to the Trustee pursuant to the Security Documents, and the exercise of any right or remedy by the Trustee under this Indenture, the Security Documents, the Notes, any Guarantee of the Notes or any other agreement relating to this Indenture or the Notes, are subject to the provisions of the Intercreditor Agreement.  In the event of a conflict between the terms of the Intercreditor Agreement and this Indenture, the Security Documents, the Notes, any Guarantee of the Notes or any other agreement relating to this Indenture or the Notes, the terms of the Intercreditor Agreement will control.  The Trustee (i) shall take (and is hereby authorized to take) all actions that are required by the terms of the Intercreditor Agreement to be taken by the Trustee and (ii) shall not take any action that is prohibited by the terms of the Intercreditor Agreement to be taken by the Trustee.  If, at a time when an Intercreditor Agreement is in effect, any Lien in any Collateral securing this Indenture or any Guarantee of the Notes is required to be released under the terms of the Intercreditor Agreement, such Lien in the Collateral securing this Indenture or such Guarantee shall be released as provided in the Intercreditor Agreement and the Company shall promptly notify the Trustee of such required release, describing the Collateral and/or Guarantee to be so released, and deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, if requested by the Trustee, and any opinion required by Section 1405(e) of this Indenture, so that the Trustee can comply with its obligations under the Intercreditor Agreement.”

1.10    Release of Liens or Guaranties

(a)           If First Lien Agent releases a Lien on Collateral or releases a Grantor from its Obligations under its guaranty of the First Lien Obligations which guaranty is secured by a Lien on Collateral, in connection with:

(1)           an Enforcement Action, or

(2)           a Disposition of any Collateral under the First Lien Loan Documents other than pursuant to an Enforcement Action (whether or not there is an event of default under the First Lien Loan Documents), but only to the extent that such disposition is permitted under the Second Lien Note Documents, as in effect on the date hereof, then any Lien of Second Lien Agent on such Collateral, and the Obligations of the Grantor under such guaranty of the Second Lien Obligations, will be, except as otherwise provided below, automatically and simultaneously released to the same extent, and Second Lien Agent will promptly execute and deliver to First Lien Agent or the Grantor such termination statements, releases and other documents as First Lien Agent or the Grantor requests to effectively confirm the release under applicable law, provided, that such release will not occur without the consent of Second Lien Agent acting upon direction of the requisite percentage of Second Lien Claimholders

(x)           for an Enforcement Action, as to any Collateral the net Proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the First Lien Obligations, or

(y)           for a Disposition if the Liens of the Second Lien Claimholders do not attach to the Proceeds of such Disposition.

First Lien Agent shall undertake in good faith to give notice to Second Lien Agent of any such release, but under no circumstances shall First Lien Agent have any liability to any Second Lien Claimholder or any other Person for failure to give such notice for any reason.

Other than in connection with an Enforcement Action, or a Disposition of any Collateral under the First Lien Loan Documents other than pursuant to an Enforcement Action (whether or not there is an event of default under the First Lien Loan Documents), in each case meeting the requirements of the preceding sentence, the Second Lien Claimholders shall not be required to release any Liens (A) in connection with the Discharge of First Lien Obligations (unless there is a similar Discharge of Second Lien Obligations) or (B) in connection with the release of all or substantially all of the Collateral, or the release of all or substantially all of the aggregate value of the guarantees.

(b)           Second Lien Agent hereby appoints First Lien Agent and any officer or agent of First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of Second Lien Agent or in First Lien Agent’s own name, in First Lien Agent’s discretion to take any action and to execute any and all documents and instruments that may be reasonable and appropriate for the limited purpose of carrying out the terms of this section 1.10, including any endorsements or other instruments of transfer or release. This appointment is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations (other than Excess First Lien Obligations) or such time as this Agreement is terminated in accordance with its terms.

(c)           Until the Discharge of First Lien Obligations, to the extent that First Lien Agent

(1)           releases a Lien on Collateral or a Grantor from its Obligations under its guaranty, which Lien or guaranty is reinstated, or

(2)           obtains a new Lien or additional guaranty from a Grantor,

then Second Lien Agent will be granted a Lien on such Collateral and an additional guaranty, as the case may be, subject to section 1.1, “Seniority of Liens Securing First Lien Obligations.”

1.11    Subordination of Liens Securing Excess First Lien Obligations

(a)           All Liens securing Second Lien Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess First Lien Obligations, as defined below (but only with respect to such excess amounts), and all Liens securing any Excess First Lien Obligations will be junior and subordinate in all respects to any Lien securing a Second Lien Obligation.

(b)           Excess First Lien Obligations means any principal amount of First Lien Obligations in excess of maximum principal amounts referred to the clauses (x) and (y) of section 1.3(a), plus interest and fees accruing in respect of principal amounts of First Lien Obligations that were in excess of the maximum principal amounts referred to in clauses (x) and (y) of section 1.3(a) when such interest or fees accrued thereon.

(c)           With respect to the Excess First Lien Obligations and Collateral (including Proceeds) therefor

(1)           First Lien Claimholders will have rights and obligations (other than the obligations in respect to the Standstill Period) analogous to the rights and obligations Second Lien Claimholders have under this Agreement with respect to the Second Lien Obligations and the Collateral (including Proceeds), and

(2)           Second Lien Claimholders will have rights and obligations analogous to the rights and obligations First Lien Claimholders have under this Agreement with respect to the First Lien Obligations that are not Excess First Lien Obligations, and the Collateral (including Proceeds).

(d)           Nothing in this Agreement will waive any default or event of default under the Second Lien Note Documents to the extent resulting from

(1)           the incurrence of principal Obligations under the First Lien Loan Documents constituting Excess First Lien Obligations, or

(2)           the grant of Liens under the First Lien Collateral Documents securing any such principal Obligations under the First Lien Loan Documents constituting Excess First Lien Obligations,

or the right of Second Lien Claimholders to exercise any rights and remedies under the Second Lien Note Documents as a result thereof.

2  MODIFICATION OF OBLIGATIONS

2.1    Permitted Modifications

Except as otherwise expressly provided in this section 2,

(a)           subject to section 1.11(d), the First Lien Obligations may be modified in accordance with their terms, and their aggregate amount increased or Refinanced, without notice to or consent by any Second Lien Claimholder, provided that the holders of any Refinancing Indebtedness (or their agent) bind themselves in a writing addressed to Second Lien Claimholders to the terms of this Agreement, and

(b)           the Second Lien Obligations may be modified in accordance with their terms, and their aggregate amount increased or Refinanced, without notice to or consent by any First Lien Claimholder, provided that the holders of any Refinancing Indebtedness (or their agent) bind themselves in a writing addressed to First Lien Claimholders to the terms of this Agreement,.

However, no such modification may alter or otherwise affect sections 1.1, “Seniority of Liens Securing First Lien Obligations,” or 1.8, “Prohibition on Contesting Liens; No Marshaling.”

2.2    Modifications Requiring Consent

Notwithstanding the preceding section 2.1 and except as otherwise permitted as DIP Financing provided by the First Lien Lenders and deemed consented to by the Second Lien Holders pursuant to section 6.1, “Use of Cash Collateral and DIP Financing”, Second Lien Agent, acting at the request of the holders of a majority of the outstanding principal amount of Second Lien Notes, must consent to any modification to or Refinancing of the First Lien Obligations, and First Lien Agent and holders of a majority of the outstanding principal amount of First Lien Obligations must consent to any modification to or Refinancing of the Second Lien Obligations, that:

(a)           increases the aggregate principal amount of loans, letters of credit, bankers acceptances, bonds, debentures, notes or similar instruments or other similar extensions of credit or commitments therefor beyond

(1)           for the First Lien Obligations, the maximum principal amounts referred to the clauses (x) and (y) of section 1.3(a) (all principal amounts of First Lien Obligations not constituting Excess First Lien Obligations are hereby consented to by the Second Lien Agent and the other Second Lien Claimholders notwithstanding any provision of any Second Lien Note Document to the contrary, and the incurrence of all First Lien Obligations other than Excess First Lien Obligations shall not give rise to any default or event of default under any Second Lien Note Document, any such default or event of default being hereby waived by the Second Lien Claimholders), or

(2)           for the Second Lien Obligations, the amount permitted under the First Lien Credit Agreement as in effect on the date hereof;

(b)           increases

(1)           the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate or by modifying the method of computing interest or by providing for a fee or similar payment in lieu of interest, or

(2)           a commitment, facility, utilization, or similar fee,

(x) in the case of the First Lien Obligations, so that the combined interest rate and fees in lieu of interest are increased by an aggregate of more than 2.00% per annum (which may be payable as cash and/or, to the extent not exceeding the amount that accrues during a period of 365 days, PIK Payments) or (y) in the case of Second Lien Obligations, so that the combined interest rate and fees in lieu of interest are increased by more than 2.00% per annum (which may not in any event be payable as cash and may only be payable as PIK Payments), in each case above in clause (x) or (y) in the aggregate at any level of pricing, but, in each case, excluding increases resulting from

(A)           increases in an underlying reference rate not caused by a modification or Refinancing of such Obligations,

(B)           accrual of interest at the “default rate” defined in the loan documents at the date hereof or, for a Refinancing, a rate that corresponds to the default rate, or

(C)           application of a pricing grid as set forth in the loan documents at the date hereof;

(c)           for the Second Lien Obligations, modifies covenants, defaults or events of default to make them materially more restrictive as to any Grantor, except for modifications to match changes made to the First Lien Obligations so as to preserve, on substantially similar economic terms, any differential that exists on the date hereof between the covenants, defaults, or events of default in the First Lien Loan Documents and the covenants, defaults, or events of default in the Second Lien Note Documents;

(d)           for the Second Lien Obligations, accelerates (other than as a result of an Event of Default under and as defined in the Second Lien Indenture) any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity;

(e)           for the Second Lien Obligations, changes a prepayment, redemption, or defeasance provisions so as to require a new payment or accelerate an existing payment Obligation;

(f)           for the Second Lien Obligations, changes a term that would result in a default under the First Lien Credit Agreement;

(g)           for the First Lien Obligations under the First Lien Credit Agreement as in effect on the date hereof,

(1)           extends the stated maturity date thereof by more than six months (but without prejudice to the right to Refinance such Obligations under a First Lien Credit Agreement having a maturity date more than six months beyond the maturity date of the First Lien Obligations under the First Lien Credit Agreement as in effect on the date hereof), or

(2)           amends covenants or default provisions to make them more restrictive on the Grantors than those in effect on the date hereof;

(h)           eliminates or restricts Parent’s right to pay all interest on the Second Lien Notes in kind prior to the earlier of (i) the maturity of the Second Lien Notes or (ii) the final maturity date for the First Lien Credit Agreement as of the date hereof, or otherwise restricts Grantors from making payments under the Second Lien Indenture that would otherwise be permitted under the First Lien Loan Documents and this Agreement on the date hereof; or

(i)           contravenes any other provision of this Agreement.

2.3    Parallel Modifications to Second Lien Obligations

Subject to section 2.2, if a First Lien Claimholder and a Grantor modify a First Lien Collateral Document, the modification will apply automatically to any comparable provision of a Second Lien Collateral Document in which the Grantor grants a Lien on the same Collateral, without the consent of any Second Lien Claimholder and without any action by Second Lien Agent or any Grantor, provided that no such modification will

(a)           remove or release Second Lien Collateral, except to the extent that (1) the release is permitted or required by section 1.10, “Release of Liens or Guaranties”, or section 6.1, “Use of Cash Collateral and DIP Financing,” and (2) there is a corresponding release of First Lien Collateral,

(b)           amend, modify or otherwise affect the rights or  duties of the Second Lien Agent without its consent,

(c)           permit other Liens on the Collateral not permitted under the terms of the Second Lien Note Documents or section 6, “Insolvency Proceedings”, or

(d)           except as contemplated in clause (a) above, result in the Second Lien Collateral Documents, after giving effect to such modifications, being materially less favorable to the Second Lien Collateral Agent or the other Second Lien Claimholders than the Second Lien Collateral Documents as in effect on the date hereof.

2.4    Notice of Modifications

First Lien Agent will notify Second Lien Agent, and Second Lien Agent will notify First Lien Agent, of each modification to the First Lien Obligations or Second Lien Obligations, respectively, within 10 Business Days after the modification’s effective date (or such agent has notice thereof) and, if requested by the notified Agent, promptly provide copies of any documents executed and delivered in connection with the modification.

Notice and copies will not be required to the extent Parent, First Lien Borrowers or any other Grantor has provided the same to the Agent to be notified.

3  ENFORCEMENT

3.1    Who May Exercise Remedies

(a)           Subject to subsections (b) and (c) below, until the Discharge of First Lien Obligations other than Excess First Lien Obligations, First Lien Claimholders will have the exclusive right to

(1)           commence and maintain an Enforcement Action (including the rights to set-off or credit bid their debt, other than the right of the Second Lien Claimholders to credit bid their debt provided that after giving effect to such credit bid and all other payments in connection therewith, the Discharge of First Lien Obligations other than Excess First Lien Obligations shall have occurred),

(2)           subject to section 1.10, “Release of Liens or Guaranties,” make determinations regarding the release or disposition of, or restrictions with respect to, the Collateral, and

(3)           otherwise enforce the rights and remedies of a secured creditor under the UCC and the Bankruptcy Laws of any applicable jurisdiction,

so long as any Proceeds received by First Lien Agent and the other First Lien Claimholders in the aggregate in excess of those necessary to achieve Discharge of First Lien Obligations other than Excess First Lien Obligations are distributed in accordance with section 4.1 or as otherwise required by applicable law, subject to the relative priorities described in section 1.1; provided that, notwithstanding the foregoing, Second Lien Claimholders constituting, but only to the extent constituting, the Special Second Lien Majority may commence, or join with others to commence, an Insolvency Proceeding against a Grantor.

(b)           Notwithstanding the preceding section 3.1(a) or section 1.2, Second Lien Claimholders may commence an Enforcement Action or exercise rights with respect to a Lien securing a Second Lien Obligation if

(1)           180 days have elapsed since the earlier of

(i)           the scheduled maturity date of the Second Lien Notes; and

(ii)           the later of

(A)
the date on which Second Lien Agent or holders of not less than 25% of the outstanding principal amount of Second Lien Notes notifies Parent in writing of the occurrence of an Event of Default under the Second Lien Indenture, and

(B)
the date on which Second Lien Agent or holders of not less than 25% of the outstanding principal amount of Second Lien Notes notifies First Lien Agent in writing of the occurrence of an Event of Default under the Second Lien Indenture,

(the Standstill Period), and

(2)           First Lien Claimholders are not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise (prompt notice of such pursuit of an Enforcement Action or attempt to vacate a stay or prohibition to be given to the Second Lien Collateral Agent), and

(3)           any Event of Default in respect of the Second Lien Obligations is continuing and the Second Lien Agent is then entitled to commence an Enforcement Action under the Second Lien Note Documents.

(c)           Notwithstanding section 3.1(a), but subject to section 1.5, “First and Second Lien Collateral to be Identical,” a Second Lien Claimholder may

(1)           file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension), and make other filings, arguments and motions, with respect to the Second Lien Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Grantor, in each case to the extent not prohibited by this Agreement,

(2)           take action to create, perfect, preserve or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or First Lien Claimholders’ rights to exercise remedies,

(3)           file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Second Lien Obligation or a Lien securing the Second Lien Obligation,

(4)           join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by First Lien Agent, to the extent that such action could not reasonably be expected to materially interfere with the Enforcement Action, but no Second Lien Claimholder may receive any Proceeds thereof unless expressly permitted herein;

(5)           accelerate any of the Second Lien Obligations in accordance with the provisions of the Second Lien Note Documents as in effect on the date hereof or as modified in accordance herewith;

(6)           seek adequate protection during an Insolvency Proceeding to the extent expressly permitted by section 6 hereof; and

(7)           bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Claimholder, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations other than Excess First Lien Obligations.

(d)           Except as otherwise expressly set forth in this section 3.1 and section 2.1 and section 6.1, Second Lien Claimholders may exercise any rights and remedies that could be exercised by an unsecured creditor, provided that notwithstanding the foregoing, Second Lien Claimholders may not initiate or join in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor that has granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Note Documents and applicable law unless such action is initiated by or joined in by the Special Second Lien Majority of Second Lien Claimholders, and provided further that any judgment Lien on Collateral obtained by a Second Lien Claimholder as a result such exercise of rights will be included in the Second Lien Collateral and be subject to this Agreement for all purposes (including having second priority in relation to the Lien securing the First Lien Obligations).  The Second Lien Claimholders shall be entitled to receive interest and principal payment with respect to the Second Lien Notes in accordance with the provisions of the Second Lien Note Documents as in effect on the date hereof or as modified in a manner not violative of this Agreement, provided that such payments are not the result of an Enforcement Action and are not otherwise from or in respect of Collateral or Proceeds thereof, or received in respect of the Second Lien Obligations, in each case above in contravention of this Agreement.

3.2    Manner of Exercise

(a)           A First Lien Claimholder may take any Enforcement Action

(1)           in any manner in its sole discretion in compliance with applicable law,

(2)           without consultation with or the consent of any Second Lien Claimholder,

(3)           regardless of whether an Insolvency Proceeding has been commenced,

(4)           regardless of any provision of any Second Lien Note Document (other than this Agreement), and

(5)           regardless of whether such exercise is adverse to the interest of any Second Lien Claimholder.

(b)           The rights of a First Lien Claimholder to enforce any provision of this Agreement or any First Lien Loan Document will not be prejudiced or impaired by

(1)           any act or failure to act of any Grantor or any other First Lien Claimholder, or

(2)           noncompliance by any Person other than such First Lien Claimholder with any provision of this Agreement, any First Lien Loan Document, or any Second Lien Note Document,

regardless of any knowledge thereof that any First Lien Claimholder may have or otherwise be charged with.

(c)           No Second Lien Claimholder will contest, protest or object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a First Lien Claimholder taken in accordance with this Agreement and applicable law.

3.3    Specific Performance

First Lien Agent and Second Lien Agent may each demand specific performance of this Agreement, and each waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action brought by a Second Lien Claimholder or a First Lien Claimholder, respectively.

3.4    Notice of Exercise

The First and Second Lien Agents will each provide reasonable prior notice to the other of its initial material Enforcement Action.

4  PAYMENTS

4.1    Application of Proceeds

Regardless of whether an Insolvency Proceeding has been commenced, Collateral or Proceeds received in connection with an Enforcement Action or, except to the extent permitted to be received and retained by the relevant party in accordance with section 6, pursuant to any Insolvency Proceeding in respect of a Grantor will be applied

(a)           first, until the Discharge of First Lien Obligations other than Excess First Lien Obligations, to the payment in full or cash collateralization of all First Lien Obligations that are not Excess First Lien Obligations ,

(b)           second, until the Discharge of Second Lien Obligations, to the payment in full of the Second Lien Obligations,

(c)           third, to the payment in full of any Excess First Lien Obligations,  and

(d)           fourth, to the applicable Grantor or as may otherwise be required by applicable law or court order,

in each case as specified in the First Lien Documents or the Second Lien Documents, or as otherwise determined by the First Lien Claimholders or the Second Lien Claimholders, as applicable.

Notwithstanding the foregoing, until the Discharge of First Lien Obligations that are not Excess First Lien Obligations, any non-cash Collateral or non-cash Proceeds will be held by First Lien Agent as Collateral unless the failure to apply such amounts as set forth above would be commercially unreasonable.

4.2    Insurance

First Lien Agent and Second Lien Agent will be named as additional insureds and/or loss payees, as applicable, under any insurance policies maintained by any Grantor. Until the Discharge of First Lien Obligations , and subject to the rights of the Grantors under the First Lien Loan Documents,

(a)           First Lien Agent will have the exclusive right to adjust settlement for any losses covered by an insurance policy covering the Collateral, and to approve an award granted in a condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the Collateral, and

(b)           all Proceeds of such policy, award, or deed will be applied in the order provided in section 4.1. “Application of Proceeds,” and thereafter, if no Second Lien Obligations are outstanding, to the payment to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

4.3    Payment Turnover

Until the Discharge of First Lien Obligations other than Excess First Lien Obligations, whether or not an Insolvency Proceeding has commenced, Collateral or Proceeds (including insurance proceeds or property or Proceeds subject to Liens referred to in paragraph (d) of section 1.5, “First and Second Lien Collateral to be Identical”) received by a Second Lien Claimholder in connection with the exercise of an Enforcement Action or, except to the extent permitted to be received and retained by the relevant party in accordance with section 6, pursuant to any Insolvency Proceeding in respect of a Grantor will be

(a)           segregated and held in trust, and

(b)           promptly paid over to First Lien Agent in the form received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. First Lien Agent is authorized to make such endorsements as agent for the Second Lien Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations other than Excess First Lien Obligations.

4.4    Refinancing after Discharge of First Lien Obligations

If, after the Discharge of First Lien Obligations, Parent or First Lien Borrowers issue or incur Refinancing indebtedness that is permitted to be incurred under the Second Lien Note Documents, then the First Lien Obligations will automatically be deemed not to have been discharged for all purposes of this Agreement (except for actions taken as a result of the initial Discharge of First Lien Obligations). Upon Second Lien Agent’s receipt of a notice stating that Parent or First Lien Borrowers have entered into  new First Lien Loan Documents and identifying the new First Lien Agent (the New Agent),

(a)           the Obligations under such Refinancing indebtedness will automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein,

(b)           the New Agent under such new First Lien Loan Documents will be First Lien Agent for all purposes of this Agreement,

(c)           Second Lien Agent will promptly,

(1)           enter into such documents and agreements (including amendments or supplements to this Agreement) as Parent, First Lien Borrowers or the New Agent reasonably requests to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and

(2)           deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral), and

(d)           the New Agent will promptly agree in a writing addressed to Second Lien Agent to be bound by the terms of this Agreement.

If any Obligations under the new First Lien Loan Documents are secured by Collateral that does not also secure the Second Lien Obligations, then the Grantors will cause the Second Lien Obligations to be secured at such time by a second priority Lien on such Collateral to the same extent provided in the First Lien Collateral Documents and this Agreement.

5  PURCHASE OF FIRST LIEN OBLIGATIONS BY SECOND LIEN CLAIMHOLDERS

5.1    Purchase Right

(a)           If there is

(1)           an acceleration of the First Lien Obligations or other exercise of remedies in connection therewith in accordance with the First Lien Credit Agreement,

(2)           a payment default under the First Lien Credit Agreement after giving effect to any applicable grace period that is not cured, or waived by First Lien Claimholders , or

(3)           the commencement of an Insolvency Proceeding,

(each a Purchase Event ), then the Second Lien Claimholders shall have the right to purchase, pro rata based on the percentage of the aggregate amount of  Second Lien Obligations held by them, or if any one or more of them elects not to participate in such purchase, then the remaining Second Lien Claimholders may purchase, pro rata based on their pro rata percentage of Second Lien Obligations held by such remaining Second Lien Claimholders, all, but not less than all, of the First Lien Obligations (other than Excess First Lien Obligations) at par (and assume pro rata as aforesaid all of the obligations of the First Lien Claimholders under the First Lien Loan Documents) (the Purchase Obligations ) during the 10 Business Day period after (x) notice from the First Lien Agent to the Second Lien Agent of the occurrence of an event referred to in section 5.1(a)(1) or (2) or (y) the occurrence of an event referred to in section 5.1(a)(3) (such 10 Business Day period, the Purchase Option Exercise Period ).  Such purchase will

(A)           include all principal of, and all accrued and unpaid interest, customary fees and expenses in respect of, all First Lien Obligations (other than Excess First Lien Obligations) outstanding at the time of purchase to the extent incurred pursuant to, and to the extent reimbursable by Parent, First Lien Borrowers or any Grantor in accordance with the expense reimbursement and fee provisions contained in the First Lien Loan Documents,

(B)           be made pursuant to an Assignment and Assumption Agreement substantially in the form attached as Exhibit E to the First Lien Credit Agreement (such form as in effect on the date hereof) (Assignment Agreement) whereby Second Lien Claimholders will purchase all Purchase Obligations and assume all funding commitments and Obligations (other than Excess First Lien Obligations) of First Lien Claimholders under the First Lien Loan Documents, and

(C)           otherwise be subject to the terms and conditions of this section 5.

Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this section 5.

(b)           First Lien Claimholders will not commence an Enforcement Action during the Purchase Option Exercise Period or, if applicable, the Purchase Option Period, unless the First Lien Agent determines in its sole discretion that taking such Enforcement Action is reasonably necessary to preserve the value of the Collateral or the rights of First Lien Claimholders under the First Lien Loan Documents or ensure the ability of First Lien Claimholders to receive payment in full of all First Lien Obligations.

5.2    Purchase Notice

(a)           Second Lien Claimholders desiring to purchase all of the Purchase Obligations (the Purchasing Creditors) will deliver a Purchase Notice to First Lien Agent during the Purchase Option Exercise Period that

(1)           is signed by the Purchasing Creditors,

(2)           states that it is a Purchase Notice under this section 5,

(3)           states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this section 5, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100 percent for all Purchasing Creditors, and

(4)           designates a Purchase Date on which the purchase will occur, that is (x)  not more than 10 Business Days after First Lien Agent’s receipt of the Purchase Notice, and (y) not more than 20 days after the commencement of the Purchase Option Exercise Period (the period from the commencement of the Purchase Option Exercise Period to the Purchase Date, if a valid and effective Purchase Notice shall have been timely delivered as provided herein, the Purchase Option Period).

A Purchase Notice will be ineffective if it is received by First Lien Agent after the expiration of the Purchase Option Exercise Period or after the occurrence giving rise to the Purchase Event is waived, cured or otherwise ceases to exist, whichever is earlier.

(b)           Upon First Lien Agent’s receipt of an effective Purchase Notice conforming to this section 5.2, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Creditors will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this section 5.

5.3    Purchase Price

The Purchase Price for the Purchase Obligations will equal the sum of

(a)           the principal amount of all loans, advances or similar extensions of credit included in the Purchase Obligations, and all accrued and unpaid interest thereon through the Purchase Date (excluding any acceleration prepayment penalties or premiums and Excess First Lien Obligations),

(b)           all accrued and unpaid fees, expenses, and other amounts owed to the First Lien Creditors under the First Lien Loan Documents on the Purchase Date to the extent not allocable to Excess First Lien Obligations.

5.4    Purchase Closing

On the Purchase Date,

(a)           the Purchasing Creditors and First Lien Claimholders will execute and deliver the Assignment Agreement,

(b)           the Purchasing Creditors will pay the Purchase Price to First Lien Agent by wire transfer of immediately available funds, and

(c)           Second Lien Agent will execute and deliver to First Lien Agent a waiver of all claims (other than claims based in fraud or willful misconduct) arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this section 5.

5.5    Actions after Purchase Closing

(a)           Promptly after the closing of the purchase of all Purchase Obligations, First Lien Agent will distribute the Purchase Price to First Lien Claimholders in accordance with the terms of the First Lien Loan Documents.

(b)           After the closing of the purchase of all Purchase Obligations, the Purchasing Creditors may request that First Lien Agent immediately resign as administrative agent and, if applicable, collateral agent under the First Lien Loan Documents, and First Lien Agent will immediately resign if so requested. Upon such resignation, a new administrative agent and, if applicable, a new collateral agent will be elected or appointed in accordance with the First Lien Loan Documents.

5.6    No Recourse or Warranties; Defaulting Creditors

(a)           First Lien Claimholders will be entitled to rely on the statements, representations and warranties in the Purchase Notice or the Assignment Agreement without investigation, even if First Lien Claimholders are notified that any such statement, representation or warranty is not or may not be true.

(b)           The purchase and sale of the Purchase Obligations under this section 5 will be pursuant to the Assignment Agreement and without recourse and without any representation or warranty whatsoever by First Lien Claimholders, except as set forth in the Assignment Agreement.

(c)           The obligations of First Lien Claimholders to sell their respective Purchase Obligations under this section 5 are several and not joint and several. If a First Lien Claimholder (a Defaulting Creditor) breaches its obligation to sell its Purchase Obligations under this section 5, no other First Lien Claimholder will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of Second Lien Obligations. A First Lien Claimholder that complies with this section 5 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor, provided that nothing in this section (b) will require the Purchasing Creditors to purchase less than all of the Purchase Obligations.

(d)           Parent and First Lien Borrowers irrevocably consent, and will use their best efforts to obtain any necessary consent of each other Grantor, to any assignment effected to one or more Purchasing Creditors pursuant to this section 5.

6  INSOLVENCY PROCEEDINGS

6.1    Use of Cash Collateral and DIP Financing

(a)           Until the Discharge of First Lien Obligations other than Excess First Lien Obligations, if an Insolvency Proceeding has commenced, Second Lien Agent, as holder of a Lien on the Collateral, will not contest, protest or object to, and each Second Lien Claimholder will be deemed to have consented to,

(1)           any use, sale or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code), and

(2)           Parent, First Lien Borrowers or any other Grantor obtaining DIP Financing (including on a priming basis to the Lien securing the Second Lien Obligations) to the extent the Lien securing the First Lien Obligations is subordinated to or pari passu with, or the First Lien Obligations are rolled into such DIP Financing, if First Lien Agent consents in writing to such use, sale or lease, or DIP Financing,

provided that

(i) Second Lien Agent otherwise retains its Lien on the Collateral,

(ii) such cash collateral order or DIP Financing, as the case may be, does not expressly require the sale of any Collateral prior to a default under such cash collateral order or DIP Financing definitive documents, as applicable,

(iii) such DIP Financing does not compel the debtor to seek confirmation of a specific plan of reorganization for which all or a substantial portion of the material terms are set forth in the DIP financing definitive documents,

(iv) either (x) the sum of the principal amount of such DIP financing and the principal amount of other First Lien Obligations that are outstanding on the petition date does not equal an amount that results in the existence of Excess First Lien Obligations or (y) clause (x) is inapplicable and such Second Lien Claimholder shall nevertheless have elected to participate in such DIP Financing by delivering an effective DIP Participation Notice with respect thereto,

(v) any Second Lien Claimholder may seek adequate protection as permitted by section 6.4, “Adequate Protection,” and, if such adequate protection is not granted, Second Lien Agent may object under this section 6.1 solely on such basis; and

(vi) participation in any such DIP Financing has been offered to all Second Lien Claimholders in accordance with section 6.1(c).

(b)           Any customary “carve-out” or other similar administrative priority expense or claim consented to in writing by First Lien Agent to be paid prior to the Discharge of First Lien Obligations (other than Excess First Lien Obligations) and the DIP Financing will be deemed for purposes of section 6.1(a)

(1)           to be a use of cash collateral, and

(2)           not to be a principal amount of DIP Financing at the time of such consent.

(c)           Each First Lien Claimholder and Second Lien Claimholder hereby agrees that participation in any new DIP Financing (excluding any portion thereof constituting roll up of the First Lien Obligations) offered to Parent, First Lien Borrowers or any other Grantor by it, or by one or more of them, or in which it wishes to participate, and whether deemed consented to pursuant to section 6.1(a) or a Non Conforming DIP Financing, shall also be offered to all Second Lien Claimholders as lenders thereunder for pro rata participation by all Second Lien Claimholders who desire to participate in providing such DIP Financing (excluding any roll up portion thereof), pro rata based on the percentage that the  Second Lien Obligations held by them is of the percentage of Second Lien Obligations held by all Second Lien Claimholders who elect to participate in such DIP Financing.  The Lien securing any such proposed DIP Financing may be pari passu with the Lien securing the First Lien Obligations and prime the Lien securing the Second Lien Obligations, or may prime the First Lien Obligations and Second Lien Obligations (subject to the priorities as between the Liens securing the First Lien Obligations and Second Lien Obligations set forth in section 1.1).  The terms of the loans under a DIP Financing in which First Lien Claimholders and Second Lien Claimholders participate pursuant hereto, and their respective rights in respect thereof, shall be the same (it being agreed that the terms and conditions applicable to any roll up of First Lien Obligations, or any such First Lien Obligations so rolled up, shall be the same as those applicable to the new money portion of the DIP, and that such obligations shall be pari passu, and that the Second Lien Claimholders shall not have any right to request a roll up of Second Lien Obligations into any DIP Financing or otherwise to participate in any roll up, if any, of First Lien Obligations, and that as to any portion of the First Lien Obligations that are rolled up, the First Lien Claimholders shall continue to be the lenders with respect thereto as contemplated hereby).

Such offer shall be made by notice from the First Lien Claimholder(s) and/or Second Lien Claimholder(s) proposing such DIP Financing, or initially proposing to participate in such DIP Financing (DIP Proposing Creditors ), accompanied by copies of the documentation that will govern such DIP Financing and all relevant details of the proposed closing, including the proposed closing date therefor (which may be delayed by further notice given to DIP Participating Creditors by the DIP Proposing Creditors), to each of the other First Lien Claimholders and Second Lien Claimholders given not less than six Business Days prior to the proposed closing date for such DIP Financing (a DIP Participation Offer Notice, and the period from the date of giving of such notice to the Business Day immediately preceding the closing date for such DIP Financing, the DIP Participation Option Exercise Period ).

Each Second Lien Claimholder and First Lien Claimholder desiring to participate in such proposed new DIP Financing (the DIP Participating Creditors) (excluding any roll up portion thereof in respect of First Lien Obligations) will deliver a DIP Participation Notice to the DIP Proposing Creditors during the DIP Participation Option Exercise Period that

(1)           is signed by the DIP Participating Creditor,

(2)           states that it is a DIP Participation Notice under this section 6, and

(3)           states that such DIP Participating Creditor is irrevocably electing to participate, in accordance with this section 6, in the proposed new DIP Financing (excluding any roll up portion thereof) on the terms set forth in the documentation distributed in connection with the DIP Participation Offer Notice, pro rata based on the percentage that the Second Lien Obligations held by such DIP Participating Lender is of the percentage of Second Lien Obligations held by all Second Lien Claimholders who elect to participate in such new DIP Financing (excluding any roll up portion thereof in respect of First Lien Obligations) and as otherwise provided herein, and states that such DIP Participating Creditor consents to such proposed DIP Financing for all purposes of the Second Lien Note Documents or First Lien Loan Documents, as applicable,

A DIP Participation Offer Notice will be ineffective, and a new DIP Participation Offer Notice will be required, hereunder if the economic terms or representations, warranties, covenants, or other material terms of the proposed DIP Financing as outlined in the documents delivered with the DIP Participation Offer Notice change in any material way.  A DIP Participation Notice will be ineffective if it is received by DIP Proposing Lenders after the expiration of the DIP Participation Option Exercise Period.

Upon the DIP Proposing Creditor’s  receipt of an effective DIP Participation Notice conforming to this section 6, the DIP Participating Creditors will be irrevocably obligated to participate in, and fund, the new DIP Financing (excluding any roll up portion thereof) that is the subject of the DIP Participation Offer Notice to which the DIP Participation Notice relates on the terms set forth in the documentation circulated with such DIP Participation Offer Notice.  Each DIP Participating Creditor will be deemed to have consented to such proposed DIP Financing for all purposes of the Second Lien Note Documents.  A Second Lien Claimholder that elects not to be a DIP Participating Creditor with respect to any proposed Non Conforming DIP Financing may object to, or consent to, such Non Conforming DIP Financing, and may seek adequate protection in respect of its Liens securing its Second Lien Obligations.  If the applicable bankruptcy court approves a Non Conforming DIP Financing over the objection of any objecting Second Lien Creditors, then the First Lien Creditors, together with any DIP Participating Creditors and all other creditors participating therein, may consummate such Non Conforming DIP Financing in accordance with the order or approval of the applicable bankruptcy court.

If one or more First Lien Claimholders shall have proposed a DIP Financing (whether deemed consented to by the Second Lien Claimholders pursuant to section 6.1(a), or a Non Conforming DIP Financing) in accordance with this section 6.3(c), no Second Lien Claimholder may propose or provide any alternative DIP Financing to Parent, a First Lien Borrower or other Grantor, whether secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations or otherwise, unless such First Lien Claimholder proposed DIP Financing is finally rejected by the applicable bankruptcy court or, if approved by the bankruptcy court, is not consummated within the commitment period provided for with respect thereto for any reason other than default by any Second Lien Claimholder (who is not also the proposing First Lien Claimholder) in funding its loans thereunder or otherwise complying with its obligations thereunder.

If no First Lien Claimholder proposes a DIP Financing (whether deemed consented to by the Second Lien Claimholders pursuant to section 6.1(a), or a Non Conforming DIP Financing), or if a First Lien Claimholder offers any such DIP Financing and such First Lien Claimholder proposed DIP Financing is finally rejected by the applicable bankruptcy court or, if approved by the bankruptcy court, is not consummated within the commitment period provided for with respect thereto for any reason other than default by any Second Lien Claimholder (who is not also the proposing First Lien Claimholder) in funding its loans thereunder or otherwise complying with its obligations thereunder, then one or more Second Lien Claimholders may offer to provide, with pro rata participation therein to all Second Lien Claimholders in accordance with section 6.1(c), a DIP Financing secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations; provided that if any First Lien Creditor that is also a Second Lien Creditor refuses to participate in such proposed DIP Financing, such First Lien Creditor may object to such proposed DIP Financing and seek adequate protection in respect thereof.

No Second Lien Claimholder or First Lien Claimholder may propose or provide DIP Financing to Parent, a First Lien Borrower or other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations other than in accordance with the provisions of this section 6.1.  Each First Lien Claimholder and Second Lien Claimholder hereby agrees that any DIP Financing in which Second Lien Claimholders that are not First Lien Claimholders participate as contemplated hereby shall be governed by voting requirements that include a unanimous vote for items customarily requiring a unanimous vote in such financings, and for two-thirds super majority voting on all matters that customarily require simple majority voting.

6.2    Sale of Collateral

Second Lien Agent, as holder of a Lien on the Collateral and on behalf of the Second Lien Claimholders as secured creditors, will not contest, protest or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code if First Lien Agent consents in writing to the Disposition, provided that

(a)           either (i) pursuant to court order, the Liens of Second Lien Claimholders attach to the net Proceeds of the Disposition with the same priority (e.g., subject to the prior Liens of any DIP Financing and of the First Lien Obligations) and validity as the Liens held by Second Lien Claimholders on such Collateral, and the Liens remain subject to the terms of this Agreement or (ii) the Proceeds of a disposition of Collateral received by First Lien Agent in excess of those necessary to achieve the Discharge of First Lien Obligations (other than Excess First Lien Obligations) are distributed in accordance with this Agreement or as otherwise required pursuant to the UCC and applicable law,

(b)           the net cash Proceeds of the Disposition that are applied to First Lien Obligations permanently reduce the First Lien Obligations pursuant to section 4.1, “Application of Proceeds,”

(c)           Second Lien Claimholders are not deemed to have waived any rights to credit bid on the Collateral in any such Disposition in accordance with section 363(k) of the Bankruptcy Code provided that the proceeds of such Disposition are sufficient to, and are applied to, satisfy all outstanding First Lien Obligations, and

(d)           Second Lien Claimholders retain all rights to object to such Disposition of Collateral pursuant to a sale under section 363 of the Bankruptcy Code as unsecured creditors to the same extent as an unsecured creditor has the right to do so.

Notwithstanding the preceding sentence, Second Lien Claimholders may object to any Disposition of Collateral so long as such objection is based on an alternative transaction that would result in a materially better transaction, in terms of pricing, consideration, terms and conditions, or otherwise, than the proposed sale or (ii) such objection is based on an alternative transaction that would result in the payment in full of the First Lien Obligations.

6.3    Relief from the Automatic Stay

Until the Discharge of First Lien Obligations (other than Excess First Lien Obligations), no Second Lien Claimholder may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Collateral without First Lien Agent’s prior written consent, or oppose any request by First Lien Agent for relief from such stay.

6.4    Adequate Protection

(a)           No Second Lien Claimholder will contest, protest or object to

(1)           a request by a First Lien Claimholder for “adequate protection” under any Bankruptcy Law, or

(2)           an objection by a First Lien Claimholder to a motion, relief, action or proceeding based on a First Lien Claimholder claiming a lack of adequate protection.

(b)           Notwithstanding the preceding section 6.4(a), in an Insolvency Proceeding:

(1)           Except as permitted in this section 6.4, no Second Lien Claimholders may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code or oppose any request by First Lien Agent for relief from such stay or other relief based upon a lack of adequate protection.

(2)           If a First Lien Claimholder is granted adequate protection in the form of additional or replacement Collateral in connection with a motion described in section 6.1, “Use of Cash Collateral and DIP Financing,” then Second Lien Agent may seek or request adequate protection in the form of a Lien on such additional or replacement Collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement.

(3)           Any claim by a Second Lien Claimholder under section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of First Lien Claimholders under section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral, provided that, subject to section 6.7, “Reorganization Securities,” Second Lien Claimholders will be deemed to have agreed pursuant to section 1129(a)(9) of the Bankruptcy Code that such section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims.

(4)           Until the Discharge of First Lien Obligations (other than Excess First Lien Obligations), Second Lien Agent may not seek or receive or retain payments of Post-Petition Claims consisting of cash interest at the applicable rate under the Second Lien Note Documents or at any other rate, but, Second Lien Agent may seek and, if granted, may receive and retain PIK Payments of Post-Petition Claims consisting of non-cash interest at the applicable non-default rate under the Second Lien Note Documents provided that any Lien securing such PIK Payments will be subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement, and any cash payment of which (which the parties hereto acknowledge is not permitted pursuant to the terms of this Agreement) made notwithstanding the prohibition on such cash payments contained in this Agreement will be deemed to be from or in respect of Collateral or Proceeds thereof and be subject to the provisions of section 4.1 and 4.3.(such cash payments being Second Lien Adequate Protection Payments). Notwithstanding the foregoing, if a Second Lien Claimholder receives Second Lien Adequate Protection Payments before the Discharge of First Lien Obligations (other than Excess First Lien Obligations), then upon the effective date of any plan or the conclusion or dismissal of any Insolvency Proceeding, the Second Lien Claimholder will pay over to First Lien Agent pursuant to section 4.1, “Application of Proceeds,” an amount equal to the lesser of (i) the Second Lien Adequate Protection Payments received by the Second Lien Claimholder and (ii) the amount necessary to effect the Discharge of First Lien Obligations (other than Excess First Lien Obligations). Notwithstanding anything herein to the contrary, First Lien Claimholders will not be deemed to have consented to, and expressly retain their rights to object to, the payment of Second Lien Adequate Protection Payments.

6.5    First Lien Objections to Second Lien Actions

Subject to section 3.1, “Who May Exercise Remedies,” nothing in this section 6 limits a First Lien Claimholder from objecting in an Insolvency Proceeding or otherwise to any action taken by a Second Lien Claimholder, other than the Second Lien Claimholder’s seeking adequate protection to the extent provided for and permitted by this Agreement.

6.6    Avoidance; Reinstatement of Obligations

If a First Lien Claimholder or a Second Lien Claimholder receives payment or property on account of a First Lien Obligation or Second Lien Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver, or the estate of Parent, any First Lien Borrower or other Grantor (a Recovery), then, to the extent of the Recovery, the First Lien Obligations or Second Lien Obligations intended to have been satisfied by the payment will be reinstated as First Lien Obligations or Second Lien Obligations, as applicable, on the date of the Recovery, and no Discharge of First Lien Obligations or Discharge of Second Lien Obligations, as applicable, will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from the date of reinstatement.  Upon any such reinstatement of First Lien Obligations, each Second Lien Claimholder will deliver to First Lien Agent any Collateral or Proceeds thereof received between the Discharge of First Lien Obligations and their reinstatement in accordance with section 4.3, “Payment Turnover.” No Second Lien Claimholder may benefit from a Recovery, and any distribution made to a Second Lien Claimholder as a result of a Recovery will be paid over to First Lien Agent for application to the First Lien Obligations in accordance with section 4.1, “Application of Proceeds.”

6.7    Reorganization Securities

Nothing in this Agreement prohibits or limits the right of a Second Lien Claimholder to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding.

If, in an Insolvency Proceeding, debt Obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt Obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt Obligations pursuant to such plan and will apply with like effect to the Liens securing such debt Obligations.

6.8    Post-Petition Claims

(a)           No Second Lien Claimholder may oppose or seek to challenge any claim by a First Lien Claimholder for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims.

(b)           No First Lien Claimholder may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Claimholder for allowance of Second Lien Obligations consisting of Post-Petition Claims.

6.9    Waivers

Second Lien Agent waives any right to assert or enforce any claim under section 506(c) or 552 of the Bankruptcy Code as against First Lien Claimholders or any of the Collateral to the extent securing the First Lien Obligations.

6.10    Separate Grants of Security and Separate Classification

The grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants. Because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, to the extent deemed to be “secured claims” within the meaning of section 506(b) of the Bankruptcy Code, are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding. Second Lien Claimholders will not seek in an Insolvency Proceeding to be treated as part of the same class of creditors as First Lien Claimholders and will not oppose or contest any pleading by First Lien Claimholders seeking separate classification of their respective secured claims.

6.11    Effectiveness in Insolvency Proceedings

The Parties acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency Proceeding.

7  MISCELLANEOUS

7.1    Conflicts

If this Agreement conflicts with the First Lien Loan Documents or the Second Lien Note Documents, this Agreement will control.

7.2    No Waivers; Remedies Cumulative; Integration

A Party’s failure or delay in exercising a right under this Agreement will not waive the right, nor will a Party’s single or partial exercise of a right preclude it from any other or further exercise of that or any other right.

The rights and remedies provided in this Agreement will be cumulative and not exclusive of other rights or remedies provided by law.

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, oral or written, relating to its subject matter.

7.3    Effectiveness; Severability; Termination

This Agreement will become effective when executed and delivered by the Parties.

Each Second Lien Claimholder waives any right it may have under applicable law to revoke this Agreement or any provision of this Agreement or any consent by it thereto.  Each First Lien Claimholder waives any right it may have under applicable law to revoke this Agreement or any provision of this Agreement or any consent by it thereto.

This Agreement will survive, and continue in full force and effect, in any Insolvency Proceeding.

If a provision of this Agreement is prohibited or unenforceable in a jurisdiction, the prohibition or unenforceability will not invalidate the remaining provisions hereof, or invalidate or render unenforceable that provision in any other jurisdiction.

Subject to sections 1.6(d) and 1.6(g), “Pledged Collateral.” 4.1, “Application of Proceeds,” 4.4, “Refinancing after Discharge of First Lien Obligations,” 6.5, “First Lien Objections to Second Lien Actions,” and 6.6, “Avoidance; Reinstatement of Obligations,” this Agreement will terminate and be of no further force and effect

(a)           for First Lien Claimholders, upon the Discharge of First Lien Obligations, and

(b)           for Second Lien Claimholders, upon the Discharge of Second Lien Obligations.

7.4    Modifications of this Agreement

A modification or waiver of any provision of this Agreement will only be effective if in writing signed on behalf of each Party or its authorized agent, and in the case of the First Lien Claimholders, approved by holders of a majority of the outstanding principal amount of First Lien Obligations, and in the case of the Second Lien Claimholders, approved by holders of a majority of the outstanding principal amount of Second Lien Notes, and a waiver will be a waiver only for the specific instance involved and will not impair the rights of the Parties making the waiver or the obligations of the other Parties to such Party in any other respect or at any other time.

7.5    Information Concerning Financial Condition of Parent and its Subsidiaries

The First Lien Claimholders and Second Lien Claimholders will each be responsible for keeping themselves informed of

(a)           the financial condition of the Grantors, and

(b)           all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.

No First Lien Claimholders will have any duty to advise any Second Lien Claimholder, and no Second Lien Claimholder will have any duty to advise any First Lien Claimholder, of information known to it regarding any such condition or circumstances or otherwise.

If a First Lien Claimholder provides any such information to a Second Lien Claimholder or a Second Lien Claimholder provides any such information to a First Lien Claimholder, the First Lien Claimholder or Second Lien Claimholder, respectively, will have no obligation to:

(a)           make, and it does not make, any express or implied representation or warranty, including as to accuracy, completeness, truthfulness or validity,

(b)           provide additional information on that or any subsequent occasion,

(c)           undertake any investigation, or

(d)           disclose information that, pursuant to applicable law or accepted or reasonable commercial finance practices, it desires or is required to maintain as confidential.

7.6    No Reliance

(a)           First Lien Agent acknowledges that it and each other First Lien Claimholder has, independently and without reliance on any Second Lien Claimholder, and based on analyses, if any, and documents and information the First Lien Claimholder deemed appropriate, made its own decision to enter into the First Lien Loan Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the First Lien Loan Documents or this Agreement.

(b)           Second Lien Agent acknowledges that it and each other Second Lien Claimholder has, independently and without reliance on any First Lien Claimholder, and based on analyses, if any, and documents and information the Second Lien Claimholder deemed appropriate, made its own decision to enter into the Second Lien Note Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the Second Lien Note Documents or this Agreement.

7.7    No Warranties; Independent Action

(a)           Except as otherwise expressly provided herein,

(1)           no Second Lien Claimholder has made any express or implied representation or warranty to any First Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any Second Lien Note Document, the ownership of any Collateral or the perfection or priority of any Liens thereon, and

(2)           each Second Lien Claimholder may manage and supervise its loans and extensions of credit under the Second Lien Note Documents in accordance with applicable law and as it may otherwise, in its sole discretion, deem appropriate.

(b)           Except as otherwise expressly provided herein,

(1)           no First Lien Claimholder has made any express or implied representation or warranty to any Second Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Lien Loan Document, the ownership of any Collateral or the perfection or priority of any Liens thereon, and

(2)           each First Lien Claimholder may manage and supervise its loans and extensions of credit under the First Lien Loan Documents in accordance with law and as it may otherwise, in its sole discretion, deem appropriate.

No Second Lien Claimholder will have any duty to any First Lien Claimholder, and no First Lien Claimholder will have any duty to any Second Lien Claimholder, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Parent, First Lien Borrowers or any other Grantor (including the First Lien Loan Documents and the Second Lien Note Documents), regardless of any knowledge thereof that it may have or be charged with.

7.8    Subrogation

If a Second Lien Claimholder pays or distributes cash, property, or other assets to a First Lien Claimholder under this Agreement, the Second Lien Claimholder will be subrogated to the rights of the First Lien Claimholder with respect to the value of the payment or distribution, provided that the Second Lien Claimholder waives such right of subrogation until the Discharge of First Lien Obligations other than Excess First Lien Obligations. Such payment or distribution will not reduce the Second Lien Obligations.

7.9    Applicable Law; Jurisdiction; Service

This Agreement, and any claim or controversy relating to the subject matter hereof, will be governed by the law of the State of New York.

All judicial proceedings brought against a Party arising out of or relating hereto may be brought in any state or federal court of competent jurisdiction in the state, county, and city of New York. Each Party irrevocably

(a)           accepts generally and unconditionally the nonexclusive personal jurisdiction and venue of such courts,

(b)           waives any defense of forum non conveniens, and

(c)           agrees that service of process in such proceeding may be made by registered or certified mail, return receipt requested, to the Party at its address provided in accordance with section 7.11, “Notices,” and that such service will confer personal jurisdiction over the Party in such proceeding and otherwise constitutes effective and binding service in every respect.

7.10    WAIVER OF JURY TRIAL

Each Party waives its right to jury trial of any claim or cause of action based upon or arising hereunder. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that relate to the subject matter hereof, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Party acknowledges that this waiver is a material inducement to enter into a business relationship, that it has already relied on this waiver in entering into this Agreement, and that it will continue to rely on this waiver in its related future dealings. Each Party further represents and warrants that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this section 7.10 and executed by each of the Parties), and will apply to any subsequent modification hereof. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

7.11    Notices

(a)           Any notice to a First Lien Claimholder or a Second Lien Claimholder under this Agreement must also be given to First Lien Agent and Second Lien Agent, respectively. Unless otherwise expressly provided herein, notices and consents must be in writing and will be deemed to have been given (i) when delivered in person or by courier service and signed for against receipt thereof, (ii) upon receipt of facsimile, PDF or other electronic notice, and (iii) three Business Days after deposit in the United States mail with first-class postage prepaid and properly addressed. For the purposes hereof, the address of each Party will be as set forth below the Party’s name on the signature pages hereto, or at such other address as the Party may designate by notice to the other Parties.

(b)           Failure to give a notice or copies as required by sections 2.4, “Notice of Modifications,” or 3.4, “Notice of Exercise,” will not affect the effectiveness or validity of any modification or exercise or of this Agreement, impose any liability on any First Lien Claimholder or Second Lien Claimholder, or waive any rights of any Party.

7.12    Further Assurances

First Lien Agent, Second Lien Agent, Parent, and First Lien Borrowers will each take such further action and will execute and deliver such additional documents and instruments (in recordable form, if requested) as First Lien Agent or Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

7.13    Successors and Assigns

This Agreement is binding upon and inures to the benefit of each First Lien Claimholder, each Second Lien Claimholder, and their respective successors and assigns. However, no provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of Parent, First Lien Borrowers or other Grantor, including where such estate or creditor representative is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency Proceeding.

If either First Lien Agent or Second Lien Agent resigns or is replaced pursuant to the First Lien Credit Agreement or Second Lien Indenture, as applicable, its successor will be a party to this Agreement with all the rights, and subject to all the obligations of this Agreement. Notwithstanding any other provision of this Agreement, this Agreement may not be assigned to any Person except as expressly contemplated herein.

7.14    Authorization

By its signature hereto, each Person signing this Agreement on behalf of a Party represents and warrants to the other Parties that it is duly authorized to execute this Agreement.

7.15    No Third Party Beneficiaries

No Person is a third-party beneficiary of this Agreement; and no trustee in bankruptcy for, or bankruptcy estate of, or unsecured creditor of, any Grantor shall have or acquire or be entitled to exercise any right of a First Lien Claimholder or Second Lien Claimholder under this Agreement, whether upon any avoidance or equitable subordination of a Lien of any First Lien Claimholder or Second Lien Claimholder, or otherwise. None of Borrower, any other Grantor, or any other creditor thereof, has any rights hereunder, and neither Parent, First Lien Borrowers, nor any Grantor may rely on the terms hereof. Nothing in this Agreement impairs the Obligations of Parent, First Lien Borrowers and the other Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Note Documents. Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to, or action taken under, this Agreement or any First Lien Collateral Document (including the release or impairment of any Collateral) other than as a lender under the First Lien Credit Agreement, and then only to the extent expressly provided in the First Lien Loan Documents.  Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to, or action taken under, this Agreement or any Second Lien Collateral Document (including the release or impairment of any Collateral) other than as a “Holder” under and as defined in the Second Lien Indenture as in effect on the date hereof, and then only to the extent expressly provided in the Second Lien Note Documents.

7.16    No Indirect Actions

Unless otherwise expressly stated, if a Party may not take an action under this Agreement, then it may not take that action indirectly, or take any affirmative action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Party but is intended to have substantially the same effects as the prohibited action.

7.17    Counterparts

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or PDF or other electronic means will be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable, and each Party utilizing telecopy, PDF or other electronic means for delivery will deliver a manually executed original counterpart to each other Party on request.

7.18    Original Grantors, Additional Grantors

Parent, First Lien Borrowers and each other Grantor on the date of this Agreement will constitute the original Grantors party hereto. The original Grantors will cause each Subsidiary of Parent that becomes a Grantor after the date hereof to contemporaneously become a party hereto (as a Guarantor Subsidiary) by executing and delivering a joinder agreement (in form and substance satisfactory to First Lien Agent) to First Lien Agent and Second Lien Agent. The Parties further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Grantor at any time (and any security granted by any such Person) will be subject to the provisions hereof as fully as if it constituted a Guarantor Subsidiary party hereto and had complied with the requirements of the immediately preceding sentence.

7.19    Limitation on Certain Waivers

All waivers by any party hereto permitting actions by any other party hereto shall only be deemed to permit such actions to the extent not violative of any provision of this Agreement or of applicable law.

8  DEFINITIONS

8.1    Defined Terms

Unless otherwise stated or the context otherwise clearly requires, the following terms have the following meanings:

Affiliate means, for a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” has a correlative meaning.

Agreement is defined in the Recital.

Assignment Agreement is defined in section 5.1(a)(B).

Bankruptcy Code means the federal Bankruptcy Code.

Bankruptcy Law means the Bankruptcy Code and any similar federal, state, or foreign bankruptcy, insolvency, receivership, or similar law affecting creditors’ rights generally.

Business Day means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

Collateral means all of the property of any Grantor, whether real, personal, or mixed, that is (or is required to be) both First Lien Collateral and Second Lien Collateral, including any property subject to Liens granted pursuant to section 6, “Insolvency Proceedings,” to secure both First Lien Obligations and Second Lien Obligations.

Defaulting Creditor is defined in section 5.6(c).

DIP Financing means the obtaining of credit or incurring debt secured by Liens on the Collateral pursuant to section 364 of the Bankruptcy Code (or similar Bankruptcy Law).

Discharge of First Lien Obligations means, except to the extent otherwise expressly provided in section 5, “Purchase of First Lien Obligations by Second Lien Claimholders,”

(a)           payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations,

(b)           payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any prepayment premium and any indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time). and

(c)           termination or expiration of any commitments to extend credit that would be First Lien Obligations.

Disposition means an “Asset Sale” (as defined in the First Lien Credit Agreement as in effect on the date hereof or as modified in accordance with the provisions of this Agreement), or other sale, lease, exchange, transfer, or other disposition.

Enforcement Action\ means an action under applicable law or not prohibited by applicable law to

(a)           foreclose, execute, levy, or collect on, take possession or control of (by set off, cash dominion or otherwise), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents or the Second Lien Note Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable),

(b)           to receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby, or

(d)           otherwise enforce a security interest or, as a secured or unsecured creditor, exercise another right or remedy against or with respect to the Collateral or Proceeds at law, in equity, or pursuant to the First Lien Loan Documents or Second Lien Note Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral).

Equity Interest means, for any Person, any and all shares, interests, participations, or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of the Person, including, if the Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a holder the right to receive a share of the profits and losses of, or distributions of assets of, the partnership, but not including debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

Excess First Lien Obligations is defined in section 1.11(b).

First Lien Agent is defined in the Preamble.

First Lien Claimholders is defined in section 1.4.

First Lien Collateral means the assets of any Grantor, whether real, personal, or mixed, as to which a Lien is granted as security for a First Lien Obligation.

First Lien Collateral Documents means Collateral Documents (as  documents defined in the First Lien Credit Agreement), and any other documents or instruments granting a Lien on real or personal property to secure a First Lien Obligation or granting rights or remedies with respect to such Liens.

First Lien Credit Agreement is defined in the Recitals.

First Lien Lenders means the “Lenders” under and as defined in the First Lien Loan Documents.

First Lien Loan Documents means

(a)           the First Lien Credit Agreement and the “Credit Documents” defined in the First Lien Credit Agreement,

(b)           each other agreement, document, or instrument securing, providing for, or evidencing an Obligation under the First Lien Credit Agreement or any other “Credit Documents” defined in the First Lien Credit Agreement, and

(c)           each other agreement, document or instrument providing for, evidencing, guaranteeing or securing, any DIP Financing provided by or consented to in writing by the First Lien Lenders and in each case deemed consented to by the Second Lien Holders pursuant to section 6.1, “Use of Cash Collateral and DIP Financing,”

to the extent effective at the relevant time, provided, that any such documents or instruments to which any First Lien Claimholder is a party in connection with a DIP financing will not be deemed First Lien Loan Documents unless so designated in writing by First Lien Agent (it being understood that this proviso does not in any way affect the obligations of the parties hereto under Section 6.1(c) to offer participation in DIP Financings proposed by them as provided therein, which DIP Financings, if participated in by the First Lien Claimholders, may or may not be deemed First Lien Loan Documents hereunder, subject to the election of the First Lien Claimholders).

First Lien Obligations is defined in section 1.3(a).

Governmental Authority means any federal, state, municipal, national, or other government, governmental department, commission, board, bureau, court, agency or instrumentality, or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

Grantor is defined in the Recitals.

Guarantor Subsidiaries is defined in the Recitals.

Indebtedness means and includes all Obligations that constitute “Indebtedness” under the First Lien Credit Agreement or the Second Lien Indenture, as applicable.

Insolvency Proceeding means

(a)           a voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor,

(b)           any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to a Grantor or a material portion of its property,

(c)           a liquidation, dissolution, reorganization, or winding up of a Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

(d)           an assignment for the benefit of creditors or other marshaling of assets and liabilities of a Grantor.

Lien means any lien (including, without limitation judgment liens and liens arising by operation of law, subrogation, or otherwise), mortgage or deed of trust, pledge, hypothecation, assignment, security interest, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), and any option, call, trust, UCC financing statement, or other preferential arrangement having the practical effect of any of the foregoing, including any right of setoff or recoupment.

Modify, as applied to any document or obligation, includes

(a)           modification by amendment, supplement, termination or replacement of the document or obligation,

(b)           any waiver of a provision, and

(c)           the settlement or release of any claim,

whether oral or written, and regardless of whether the modification is in conformity with the provisions of the document or obligation governing modifications.

New Agent is defined in section 4.4.

Non Conforming DIP Financing means any DIP Financing other than a DIP Financing to which the Second Lien Claimholders are deemed to have consented pursuant to section 6.1(a).

Obligations means all obligations of every nature of a Person owed to any obligee under an agreement, whether for principal, interest or payments for early termination, fees, expenses, indemnification, or otherwise, and all guaranties of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Parent is defined in the Preamble.

Party means a party to this Agreement.

Person means any natural person, corporation, limited liability company, trust, business trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

PIK Payments is defined in section 1.3(a).

Pledged Collateral is defined in section 1.6.

Post-Petition Claims means interest, fees, costs, expenses, and other charges that pursuant to the First Lien Credit Agreement or the Second Lien Indenture continue to accrue after the commencement of an Insolvency Proceeding, to the extent such interest, fees, expenses, and other charges are allowed or allowable under Bankruptcy Law or in the Insolvency Proceeding.

Proceeds means (a) all “proceeds,” as defined in Article 9 of the UCC, of the Collateral, and (b) whatever is recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, and including in any event any payment or property received in an Insolvency Proceeding on account or in respect of any “secured claim” (within the meaning of section 506(b) of the Bankruptcy Code or similar Bankruptcy Law).

Purchase Date is defined in section 5.2(a)(5).

Purchase Event is defined in section 5.1(a).

Purchase Notice is defined in section 5.2(a).

Purchase Obligations is defined in section 5.1(a).

Purchase Option Exercise Period is defined in section 5.1(a).

Purchase Option Period is defined in section 5.2(a).

Purchase Price is defined in section 5.3.

Purchasing Creditors is defined in section 5.2(a).

Refinance means, for any Indebtedness, to refinance, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for such Indebtedness in whole or in part, whether with the same or different lenders, agents, or arrangers. “Refinanced” and “Refinancing” have correlative meanings.

Second Lien Adequate Protection Payments is defined in section 6.4(b)(4).

Second Lien Agent is defined in the Preamble.

Second Lien Borrowers is defined in the Preamble.

Second Lien Claimholders is defined in 1.4.

Second Lien Collateral means all of the property of any Grantor, whether real, personal, or mixed, as to which a Lien is granted as security for a Second Lien Obligation.

Second Lien Collateral Documents means the Security Documents (as defined in the Second Lien Indenture), and any other documents or instruments granting a Lien on real or personal property to secure a Second Lien Obligation or granting rights or remedies with respect to such Liens.

Second Lien Holders means the “Holders” under and as defined in the Second Lien Note Documents.

Second Lien Indenture is defined in the Recitals.

Second Lien Note Documents means

(a)           the Second Lien Notes,

(b)           the Second Lien Indenture,

(c)           the Second Lien Collateral Documents and each other agreement, document or instrument providing for, evidencing, guaranteeing or securing an Obligation under the Second Lien Notes or Second Lien Indenture, and

(d)           any other document or instrument executed or delivered at any time in connection with Parent’s Obligations under the Second Lien Notes or Second Lien Indenture or any Second Lien Collateral Document, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of Second Lien Obligations are parties, to the extent effective at the relevant time.

Second Lien Notes is defined in the Recitals.

Second Lien Obligations is defined in section 1.3(b).

Special Second Lien Majority means, at any time of determination, Holders under and as defined in the Second Lien Indenture, as in effect on the date hereof, holding in the aggregate not less than 51.67 per cent of the aggregate principal amount of Second Lien Notes outstanding at such time.

Standstill Period is defined in section 3.1(b)(1)(ii).

Subsidiary of a Person means a corporation or other entity a majority of whose voting stock is directly or indirectly owned or controlled by the Person. For these purposes, “voting stock” of a Person means securities or other ownership interests of the Person having general power under ordinary circumstances to vote in the election of the directors, or other persons performing similar functions, of the Person. References to a percentage or proportion of voting stock refer to the relevant percentage or proportion of the votes entitled to be cast by the voting stock.

UCC means the Uniform Commercial Code (or any similar legislation) as in effect in any applicable jurisdiction.

Whippoorwill First Lien Claimholders is defined in section 1.4

Whippoorwill Entities means discretionary funds and accounts managed or advised by Whippoorwill Associates, Inc. and any Affiliate thereof.

8.2	Usages

Unless otherwise stated or the context clearly requires otherwise:

Agents. References to First Lien Agent or Second Lien Agent will refer to First Lien Agent or Second Lien Agent acting on behalf of itself and on behalf of all of the other First Lien Claimholders or Second Lien Claimholders, respectively. Actions taken by First Lien Agent or Second Lien Agent pursuant to this Agreement are meant to be taken on behalf of itself and the other First Lien Claimholders or Second Lien Claimholders, respectively. Notwithstanding the foregoing, it is understood that the First Lien Agent is entering into this Agreement solely as agent on behalf of the holders of First Lien Obligations, and not in its individual capacity; the First Lien Agent is entitled to all of its rights, privileges, protections and immunities under the First Lien Loan Documents in addition to any such rights, privileges, protections and immunities herein; in the administration of this Agreement and performance of its duties herein, the First Lien Agent shall be entitled to follow the directions of the holders of First Lien Obligations as provided in the First Lien Loan Documents, and shall have no liability in its individual capacity to the Second Lien Agent or any Second Lien Claimholder in connection therewith.  Notwithstanding the foregoing, it is understood that the Second Lien Agent is entering into this Agreement solely as agent on behalf of the holders of Second Lien Obligations, and not in its individual capacity; the Second Lien Agent is entitled to all of its rights, privileges, protections and immunities under the Second Lien Note Documents in addition to any such rights, privileges, protections and immunities herein; in the administration of this Agreement and performance of its duties herein, the Second Lien Agent shall be entitled to follow the directions of the holders of Second Lien Obligations as provided in the Second Lien Note Documents, and shall have no liability in its individual capacity to the First Lien Agent or any First Lien Claimholder in connection therewith.

Singular and plural. Definitions of terms apply equally to the singular and plural forms.

Masculine and feminine. Pronouns will include the corresponding masculine, feminine, and neuter forms.

Will and shall. “Will” and “shall” have the same meaning.

Time periods. In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to but excluding.”

When action may be taken. Any action permitted under this Agreement may be taken at any time and from time to time.

Time of day. All indications of time of day mean New York City time.

Including. “Including” means “including, but not limited to.”

Or. “A or B” means “A or B or both.”

Statutes and regulations. References to a statute refer to the statute and all regulations promulgated under or implementing the statute as in effect at the relevant time. References to a specific provision of a statute or regulation include successor provisions. References to a section of the Bankruptcy Code also refer to any similar provision of Bankruptcy Law.

Agreements. References to an agreement (including this Agreement) refer to the agreement as amended at the relevant time.

Governmental agencies and self-regulatory organizations. References to a governmental or quasi-governmental agency or authority or a self-regulatory organization include any successor agency, authority, or self-regulatory organization.

Section references. Section references refer to sections of this Agreement. References to numbered sections refer to all included sections. For example, a reference to section 6 also refers to sections 6.1, 6.1(a), etc. References to a section or article in an agreement, statute or regulation include successor and renumbered sections and articles of that or any successor agreement, statute, or regulation.

Successors and assigns. References to a Person include the Person’s permitted successors and assigns.

Herein, etc. “Herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement in its entirety and not to any particular provision.

Assets and property. “Asset” and “property” have the same meaning and refer to both real and personal, tangible and intangible assets and property, including cash, securities, accounts, and general intangibles.

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SIGNATURES

First Lien Agent:

Law Debenture Trust Company of New York, as First Lien Agent,

By:	/s/ Michael A. Smith
Name: Michael A. Smith
Title: Vice President

400 Madison Avenue, 4th Floor New York, New York 10017

Attn: Corporate Trust-Ambassadors Int’l Inc. T (646) 747-1251

F (212) 750-1361

E-mail: Michael.smith@lawdeb.com

Second Lien Agent:

WILMINGTON TRUST FSB, as Second Lien Agent

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President

Corporate Trust Office Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1615

Fax: (302) 636-4145 Attn: Corporate Capital Markets

E-mail: MikeOller@WilmingtonTrust.com

Acknowledged and Agreed to by:

First Lien Borrowers:

WIND STAR LIMITED
WIND SPIRIT LIMITED
DEGREES LIMITED

By:	/s/ Arthur A. Rodney
	Name:	Arthur A. Rodney
	Title:	Authorized Signatory

Parent:

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Arthur A. Rodney
	Name:	Arthur A. Rodney
	Title:	Chief Executive Officer

2101 4th Avenue, Suite 210
Seattle, WA 98121

The other Grantors:

AMBASSADORS CRUISE GROUP, LLC
MQ BOAT, LLC
DQ BOAT, LLC
CONTESSA BOAT, LLC
CQ BOAT, LLC
AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC
AMBASSADORS, LLC
AMERICAN WEST STEAMBOAT COMPANY LLC
QW BOAT COMPANY LLC
AMBASSADORS INTERNATIONAL MARSHALL ISLANDS, LLC
AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC
AMBASSADORS INTERNATIONAL INVESTMENTS, LLC and
WINDSTAR SAIL CRUISES LIMITED

By:	/s/ Arthur A. Rodney
	Name:	Arthur A. Rodney
	Title:	Authorized Signatory

c/o Ambassadors International, Inc.
2101 4th Avenue, Suite 210
Seattle, WA 98121

Attention: Mark Detillion
T (206) 733-2988
F (206) 340-0975
E-mail:  Mark.Detillion@amieinc.com